Exhibit 10.1

PRIMO WATER CORPORATION
LONG-TERM PERFORMANCE PLAN

Primo Water Corporation (the “Company”) sets forth herein the terms and conditions of its Long-Term Performance Plan (the “LTPP”), effective February 28, 2017 (the “Effective Date”).

1.	PURPOSE

The LTPP is intended to enhance the ability of the Company and its Affiliates to attract and retain highly qualified officers and key employees, and to motivate such officers and employees to serve the Company and its Affiliates and to expend maximum effort to improve the long-term business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the LTPP provides for the grant of Performance Awards (as defined in the Company’s Amended and Restated 2010 Omnibus Long-Term Incentive Plan (as amended, the “Omnibus Plan”). The LTPP is a sub-plan of the Omnibus Plan. Each grant under the LTPP of a Performance Award (an “LTPP Award”) shall be an Award under the Omnibus Plan and shall be subject to all of the terms and conditions of the Omnibus Plan. Any shares of Common Stock (“Shares”) issued under an LTPP Award shall come from the Omnibus Plan and shall reduce the number of Shares available for issuance under the Omnibus Plan.

2.	DEFINITIONS

Any term that is capitalized herein but not otherwise defined shall have the meaning given to it under the Omnibus Plan.

3.	ADMINISTRATION OF LTPP

3.1. General

The LTPP shall be administered by the same administrator, and in the same manner, as the Omnibus Plan.

3.2. Forfeitures; Clawbacks

Upon notification of a termination of employment for Cause, any outstanding LTPP Award held by a Grantee shall terminate immediately, such LTPP Award shall be forfeited, and the Grantee shall have no further rights thereunder.

Any LTPP Award or other amount or benefit received under the LTPP shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any applicable Company clawback policy or any applicable law, as may be in effect from time to time, all to the extent determined by the Committee to be applicable to the Grantee. By accepting an LTPP Award, the Grantee shall be deemed to have acknowledged and consented to the Company’s application, implementation, and enforcement of any applicable Company clawback policy that may apply to the Grantee and any provision of applicable law relating to cancellation, recoupment, rescission, or payback of compensation, whether adopted prior to or following the grant of the LTPP Award, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

If the Grantee breaches a non-competition, non-solicitation, non-disclosure, non-disparagement, or other restrictive covenant set forth in an Award Agreement or any other agreement between the Grantee and the Company or any Affiliate, whether during the Grantee’s employment with the Company or an Affiliate or following such employment, in addition to any other penalties or restrictions that may apply under any such agreement, state law, or otherwise, the Grantee shall forfeit or pay to the Company:

(i)     any and all outstanding LTPP Awards granted to the Grantee, including LTPP Awards deferred under Section 3.3 below;

(ii)     any Shares held by the Grantee issued pursuant to an LTPP Award or otherwise issued in connection with the LTPP that were acquired by the Grantee within the immediately preceding 36-month period;

(iii)     the profit realized by the Grantee from the sale, or other disposition for consideration, of any Shares received by the Grantee issued pursuant to an LTPP Award or otherwise issued in connection with the LTPP within the immediately preceding 36-month period; and

(iv)     any cash or other amounts issued to the Grantee pursuant to an LTPP Award within the immediately preceding 36-month period.

3.3. Deferral Arrangements

The Committee may permit or require the deferral of any LTPP Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish in accordance with Section 409A, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred units of Common Stock.

4.	AMENDMENT and termination of LTPP

The Committee may, at any time and from time to time, amend, suspend, or terminate the LTPP as to any LTPP Awards that have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Committee, required by applicable law, or required by applicable securities exchange listing requirements. No LTPP Awards shall be made after the Termination Date. The applicable terms and conditions of the LTPP, and any terms and conditions applicable to LTPP Awards granted prior to the Termination Date, shall survive the termination of the LTPP and continue to apply to such LTPP Awards. No amendment, suspension, or termination of the LTPP shall, without the consent of the Grantee, materially impair rights or obligations under any LTPP Award previously awarded.

5.	AWARD ELIGIBILITY

LTPP Awards may be made to any employee of the Company or its Affiliates as the Committee may determine and designate from time to time.

6.	TERMS AND CONDITIONS OF LTPP AWARDS

6.1. Performance Measures and Terms and Conditions

LTPP Awards shall be eligible to become earned during an applicable performance period based upon the level of the Company’s achievement of performance measures determined by the Committee for that performance period, as set forth in the applicable Award Agreement. At the time of grant, the Committee may establish a period of time and any additional terms and conditions applicable to LTPP Awards. Each LTPP Award may be subject to different restrictions.

6.2. Rights of Holders of LTPP Awards

6.2.1. Settlement of LTPP Awards

LTPP Awards shall be settled in accordance with the terms of the applicable Award Agreement.

6.2.2. Voting and Dividend Rights

Holders of LTPP Awards shall not have rights as Company stockholders with respect to Shares issuable under such awards, including voting or dividend or dividend equivalent rights, unless and until Shares become deliverable in connection with the awards.

6.2.3. Creditor’s Rights

A holder of an LTPP Award shall have no rights other than those of a general creditor of the Company. An LTPP Award represents an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the LTPP Plan and the applicable Award Agreement.

6.3. Delivery of Shares

Upon the satisfaction of all applicable terms and conditions prescribed by the Committee, the restrictions applicable to an LTPP Award shall lapse, and a stock certificate for the Shares earnable under the LTPP Award (to the extent payable in Shares) shall become deliverable, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be; provided, however, that the Company may elect to satisfy any requirement for the delivery of stock certificates through the use of book entry.

6.4. Status of LTPP Awards under Section 162(m)

It is the intent of the Company that LTPP Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) shall, if so designated by the Committee, qualify as “performance-based compensation” under Section 162(m); accordingly, such LTPP Awards shall be administered and interpreted in a manner consistent with Section 162(m). The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an LTPP Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the LTPP or any agreement relating to an LTPP Award does not comply or is inconsistent with the applicable requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. Notwithstanding anything herein to the contrary, the Committee may provide for LTPP Awards to Covered Employees that are not intended to qualify as “performance-based compensation” under Section 162(m).

7.	TERMS APPLICABLE GENERALLY TO LTPP AWARDS

7.1. Disclaimer of Rights

No provision in the LTPP or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or any Affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Affiliate. In addition, notwithstanding anything contained in the LTPP to the contrary, no LTPP Award shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be an employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to the LTPP shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The LTPP shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the LTPP.

7.2. Nonexclusivity of LTPP

The adoption of the LTPP shall not be construed as creating any limitations upon the right or authority of the Committee to adopt such other incentive compensation arrangements, which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals.

7.3. Other Provisions

Each LTPP Award may contain such other terms and conditions not inconsistent with the LTPP as may be determined by the Committee. In the event of any conflict between the terms of an employment agreement by and between the Company (or any of its Affiliates) and a Grantee and the LTPP, the terms of the employment agreement shall govern.

Exhibit A

PRIMO WATER CORPORATION
LONG-TERM PERFORMANCE PLAN
AWARD AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF LTPP UNITS
[Name]	March 20, 2017	[●]

This Long-Term Performance Plan Award Agreement (“Award Agreement”) is made between Primo Water Corporation (the “Company”) and you, an employee of the Company (or an Affiliate).

The Company maintains a Long-Term Performance Plan (the “LTPP”). The LTPP provides for the grant of Performance Awards (as defined in the Company’s Amended and Restated 2010 Omnibus Long-Term Incentive Plan (as amended, the “Omnibus Plan”). The LTPP is a sub-plan of the Omnibus Plan. Each grant under the LTPP of a Performance Award, including the LTPP Units granted under this Award Agreement (an “LTPP Award”), is an Award under the Omnibus Plan and is subject to all of the terms and conditions of the Omnibus Plan. You acknowledge that the LTPP, the Omnibus Plan, and a prospectus describing the Omnibus Plan (the “Prospectus”) have been delivered to you. Copies of the LTPP and the Omnibus Plan are available upon request, and the terms, conditions, and provisions of the LTPP and the Omnibus Plan are incorporated herein by reference. When used in this Award Agreement, terms that are defined in the LTPP or the Omnibus Plan shall have the meanings given to them in the LTPP or the Omnibus Plan, as modified herein (if applicable).

The LTPP Units covered by this Award Agreement are subject to the following terms, conditions, and provisions:

1.

Subject to the terms and conditions of the LTPP and this Award Agreement, the Company awards to you the number of LTPP Units shown above. Each LTPP Unit represents your right to receive one Share in the future upon the terms and subject to the conditions of the LTPP and this Award Agreement.

2.	You acknowledge having read the Prospectus and agree to be bound by all of the terms and conditions of the Omnibus Plan, the LTPP, and this Award Agreement.

3.	The LTPP Units covered by this Award shall become earned by, and payable to, you on the following terms and subject to the following conditions:

(a)	Performance Period

(i)	The “Performance Period” for the LTPP Units shall begin on January 1, 2017 and shall end on the earlier of a Change in Control and December 31, 2019.

(ii)	Any LTPP Units that are unearned at the end of the Performance Period shall be immediately canceled and forfeited.

(b)	Earning of LTPP Units

(i)

At the end of the Performance Period, 60% of the aggregate of the LTPP Units shall be eligible to become earned based on the Company’s Adjusted EBITDA at such time, as follows (the “EA LTPP Units”), as long as you have remained employed with the Company or an Affiliate through such time:

Adjusted EBITDA	EA LTPP Units earned
$183.4 million (Target)	100%
80% of Target	50%
120% of Target	140%
Between 80% and 120% of Target	Linear interpolation applies

(ii)

At the end of the Performance Period, the remaining 40% of the aggregate of the LTPP Units shall be eligible to become earned based on the Company’s Free Cash Flow at such time, as follows (the “FCF LTPP Units”), as long as you have remained employed with the Company or an Affiliate through such time:

Free Cash Flow	FCF LTPP Units earned
$66.4 million (Target)	100%
80% of Target	50%
120% of Target	140%
Between 80% and 120% of Target	Linear interpolation applies

(iii)	“Adjusted EBITDA” shall have the meaning set forth in the Company’s then current credit agreements, as determined by the Committee.

(iv)

“Free Cash Flow” means net cash provided by operating activities plus non-recurring and acquisition-related costs minus net cash used in investing activities excluding acquisitions and intangibles, all as set fourth in the Company’s audited consolidated financial statements, or as determined by the Committee.

(c)	Payment of LTPP Units

(i)	Any LTPP Units that become earned pursuant to Section 3(b) immediately above shall be payable as soon as practicable (generally within 30 days) after becoming earned.

(ii)	You shall be entitled to receive one Share for each LTPP Unit that becomes earned and payable.

(d)	Impact of Termination of Employment

Except as otherwise provided in your employment agreement, upon your termination of employment with the Company and its Affiliates for any reason (whether initiated by you, the Company or an Affiliate), any LTPP Units that have not been earned pursuant to Section 3(b) above shall be immediately canceled and forfeited.

4.

You shall have no voting, dividend, dividend equivalent, or other rights as a Company stockholder with respect to the LTPP Units unless and until Shares have become deliverable pursuant to this Award Agreement.

5.

You agree that you shall comply with (and provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the delivery of any Shares or other amounts pursuant to this Award Agreement. In addition, you agree that, upon request, you shall furnish a letter agreement providing that (a) you will not distribute or resell any of said Shares in violation of the Securities Act, (b) you will indemnify and hold the Company harmless against all liability for any such violation, and (c) you will accept all liability for any such violation.

6.

The existence of this LTPP Award shall not affect in any way the right or power of the Company or the Company’s stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of, or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.

The Company may, in its sole discretion, decide to deliver any documents related to this or future LTPP Awards that may be granted to you by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the LTPP through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by interoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person the Company may notify you of from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

8.

Regardless of any action the Company takes with respect to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of LTPP Units, including the grant and earning of the LTPP Units, the subsequent sale of Shares acquired upon the earning of the LTPP Units, and the receipt of any dividends; and (b) does not commit to structure the terms of the grant or any aspect of the LTPP Units to reduce or eliminate your liability for Tax-Related Items. In the event the Company determines that it must withhold any Tax-Related Items as a result of your participation in the LTPP, you agree as a condition of the grant of the LTPP Units to make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements, including withholding any applicable Tax-Related Items from the pay-out of the LTPP Units. In addition, you authorize the Company to fulfill its withholding obligations by all legal means, including: withholding Tax-Related Items from your cash compensation the Company pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any Shares received in payment for your LTPP Units; and at the time of payment, withholding Shares sufficient to meet minimum withholding obligations for Tax-Related Items. The Company may refuse to issue and deliver Shares or other amounts in payment of any earned LTPP Units if you fail to comply with any withholding obligation.

9.

This LTPP Award is intended to be exempt from (or in the alternative to comply with) the requirements of Section 409A, to the extent applicable. Notwithstanding any provision of the LTPP or this Award Agreement to the contrary, this LTPP Award shall be interpreted, operated, and administered consistent with this intent.

10.

In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Award Agreement, and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Award Agreement constitutes the final understanding between you and the Company regarding the LTPP Units. Any prior agreements, commitments, or negotiations concerning the LTPP Units are superseded.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer, and you have hereunto set your hand and agreed to all of the terms, conditions, and provisions of this Award Agreement, all as of the Grant Date.

PRIMO WATER CORPORATION

By:
(Grantee Signature)	[Name]
[Title]

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